Exhibit 99.1
Holly Energy Partners Announces the Execution of a Letter of Intent to Purchase Storage and Loading Facilities from Holly Corporation
DALLAS, TX, February 24, 2010 — Holly Energy Partners, L.P. (“Holly Energy”) (NYSE-HEP) and Holly Corporation (“Holly”) (NYSE-HOC) today announced that they have signed a Letter of Intent for the sale by Holly to Holly Energy of petroleum tanks with 2 million barrels of capacity and certain rail loading rack facilities at Holly’s Tulsa refinery site as well as an asphalt truck loading rack at Holly’s Lovington, New Mexico facility. The parties expect the transaction to close on April 1, 2010 subject to completion of requisite regulatory approvals and approval of final terms by the Board of Directors of both companies.
Under the terms of the Letter of Intent, Holly Energy will pay Holly $93 million in cash for such assets. Holly and Holly Energy will enter into a 15-year service agreement between the parties whereby Holly Energy will provide storage and loading services to Holly utilizing these assets.
The fairness of the material terms in the Letter of Intent has been approved by the Holly Audit Committee, which is comprised solely of independent outside directors of Holly, and the Conflicts Committee for Holly Energy, which is comprised solely of independent outside directors of Holly Energy.
Holly acquired the Tulsa storage and rail loading facilities as part of its refinery purchase from Sinclair Tulsa Refinery Company (“Sinclair”) on December 1, 2009. Holly Energy currently owns 1.4 million barrels of storage capacity as well as loading racks and pipeline receiving and delivery facilities which it acquired directly from Sinclair on December 1, 2009. Upon completion of the above-described transaction Holly Energy will own substantially all of the in-service storage and logistic assets at the site previously owned by Sinclair and will provide all storage, receiving, delivery and loading requirements of that facility to Holly in support of Holly’s refining operations.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
About Holly Corporation:
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel and high value specialty lubricants. Holly operates through its subsidiaries a 100,000 barrel per stream day (“BPSD”) refinery located in Artesia, New Mexico, a 125,000 BPSD refinery located in Tulsa, Oklahoma, and a 31,000 BPSD refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact:
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation/Holly Energy Partners, L.P.
214/871-3555